Consent of Ernst & Young LLP,
                 Independent Registered Public Accounting Firm


We  consent  to the  references  to  our  firm  under  the  captions  "Financial
Highlights" in the Class A, Class B, Class C, Class R, Class Y and Class Z Shares Prospectuses and "Disclosure of Portfolio Holdings", "Independent Registered Public Accounting Firm" and "Financial Statements" in the Class A, Class B, Class C, Class R, Class Y and Class Z Shares Statement of Additional Information and to the incorporation by reference of our report, dated August 18, 2008, on the financial statements and financial highlights of Pioneer Cullen Value Fund included in the Annual Report to the Shareowners for the year ended June 30, 2008 as filed with the Securities and Exchange Commission in Post-Effective Amendment Number 4 to the Registration Statement (Form N-1A, No. 333-120144) of the above mentioned Fund which constitutes the Pioneer Series Trust III.


/s/ ERNST & YOUNG LLP

Boston, Massachusetts
October 23, 2008